EXHIBIT 99.1

Fifth Street Senior Floating Rate Corp. Releases Its June 2014 Newsletter: Continued Positive Momentum

WHITE PLAINS, NY, June 18, 2014 (GLOBE NEWSWIRE) -- Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) ("FSFR") released its June 2014 newsletter today.

Continuing on FSFR's Positive Growth Trajectory

As FSFR approaches its one-year anniversary as a public company, we have successfully deployed the equity raised during our July 2013 IPO, reached and maintained leverage within our target range of 0.8x to 0.9x debt-to-equity and consistently increased net investment income per share. On the heels of these accomplishments, our Board of Directors recently declared a quarterly dividend of $0.30 per share, representing an annualized run rate of $1.20 per share and an 11% quarter-over-quarter increase. The September quarterly dividend represents our fourth consecutive quarterly dividend increase.

Today, FSFR has a high-quality portfolio consisting of 100% senior secured floating rate loans to 38 portfolio companies. After becoming fully deployed in the March quarter, FSFR has continued to optimize its portfolio by rotating out of certain assets into new originations. FSFR benefits from the broad platform of our investment adviser and its existing relationships with sponsors and middle market investment banks. The power of the Fifth Street platform provides a steady source of deal flow, which allows FSFR to selectively invest in middle market opportunities that generate more favorable risk-adjusted returns. So far, during the June quarter, we exited nine portfolio company investments and redeployed the capital into 13 new portfolio companies. This strategy continues to be successful, since it allows us to operate within our target leverage range while continuing to fund new investments with more attractive risk/return characteristics.

Partnership Should Provide Additional Upside and Drive Growth

We are excited about the strategic partnership that we are currently in the process of structuring between FSFR and GF Funding 2014, an entity controlled by the Glick family, to establish a joint venture to co-invest primarily in middle market senior secured loans. This partnership should allow FSFR to enhance the returns on its invested equity, broaden its investment opportunity set and improve its long-term growth potential.

We anticipate that this partnership will be structured similar to Senior Loan Fund JV 1, a recently formed joint venture between Fifth Street Finance Corp. (NASDAQ:FSC) ("FSC") and a subsidiary of Kemper Corporation. FSFR will need additional capital to fully ramp the strategic partnership, which we consider important to our long-term growth and success. Once fully ramped, we believe this partnership could generate an estimated 13% to 16% return on FSFR's invested equity, which would be accretive to net investment income per share.

Sincerely,

The Fifth Street Team

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to small and mid-sized companies, primarily in connection with investments by private equity sponsors. The company's investment objective is to maximize its portfolio's total return by generating current income from its debt investments while seeking to preserve its capital. The company has elected to be regulated as a business development company and is externally managed by Fifth Street Management LLC. Named 2013 "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions, Fifth Street Management LLC is an SEC-registered investment adviser and leading alternative asset manager with over $4 billion in assets under management. With a track record of more than 15 years, Fifth Street's nationally recognized platform has the ability to hold loans up to $150 million, commit up to $250 million and structure and syndicate transactions up to $500 million. FSFR's website can be found at fsfr.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as "believes," "expects," "estimates," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Dean Choksi, Executive Director of Finance &
         Head of Investor Relations
         (914) 286-6855
         dchoksi@fifthstreetfinance.com

         Media Contact:
         Nick Rust
         Prosek Partners
         (212) 279-3115 ext. 252
         pro-fifthstreet@prosek.com